UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   STARKEY, III, JAMES M.
   1501 NORTH HAMILTON STREET
   RICHMOND, VA  23230
   USA
2. Issuer Name and Ticker or Trading Symbol
   UNIVERSAL CORPORATION
   UVV
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/11/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                 |6/30/9|I   |642               |A  |           |26,486(1)          |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |6/30/9|I   |897               |A  |           |12,740(2)          |I(3)  |                           |
                             |9     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |      |    |                  |   |           |400                |I(4)  |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |-----------        |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |TOTAL      |39,626             |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
OPTIONS TO BUY COMMON ST|$11.062 |     |    |           |   |12/3/|12/2/|COMMON STOCK|       |       |2,374       |D  |            |
OCK                     |        |     |    |           |   |91   |00   |(5)         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
OPTIONS TO BUY COMMON ST|$35.3125|     |    |           |   |12/15|12/4/|COMMON STOCK|       |       |12,803      |D  |            |
OCK                     |        |     |    |           |   |/98  |01   |(5)         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
OPTIONS TO BUY COMMON ST|$35.3125|     |    |           |   |12/15|12/04|COMMON STOCK|       |       |3,271       |D  |            |
OCK                     |        |     |    |           |   |/98  |/01  |(5)         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
OPTIONS TO BUY COMMON ST|$35.375 |     |    |           |   |12/6/|12/1/|COMMON STOCK|       |       |5,370       |D  |            |
OCK                     |        |     |    |           |   |97   |04   |(5)         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
OPTIONS TO BUY COMMON ST|$38.94  |     |    |           |   |6/15/|11/20|COMMON STOCK|       |       |25,000      |D  |            |
OCK                     |        |     |    |           |   |98   |/07  |(5)         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
OPTIONS TO BUY COMMON ST|$40.1875|     |    |           |   |6/8/9|12/4/|COMMON STOCK|       |       |3,056       |D  |            |
OCK                     |        |     |    |           |   |8    |01   |(5)         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
OPTIONS TO BUY COMMON ST|$40.1875|     |    |           |   |6/8/9|12/1/|COMMON STOCK|       |       |5,779       |D  |            |
OCK                     |        |     |    |           |   |8    |04   |(5)         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
OPTIONS TO BUY COMMON ST|$17.875 |     |    |           |   |12/8/|12/7/|COMMON STOCK|       |       |3,000       |D  |            |
OCK                     |        |     |    |           |   |90   |99   |(5)         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)INCLUDES 642 SHARES PREVIOUSLY OWNED INDIRECTLY THROUGH THE STOCK PURCHASE
PLAN
(2)INCLUDES 897 SHARES ACQUIRED FROM 7/1/98 THROUGH 6/30/99 IN THE STOCK PURCHASE PLAN
(3)NUMBER OF SHARES IN THE STOCK PURCHASE
PLAN
(4)MR. STARKEY IS THE SOLE TRUSTEE OF A FAMILY TRUST WHICH HOLDS UNIVERSAL CORPORATION
COMMON
STOCK
(5)OPTIONS ISSUED UNDER THE EXECUTIVE STOCK
PLAN
SIGNATURE OF REPORTING PERSON
J.  H. STARKEY, III,SIGNATURE OF FILE, FILED ELECTRONICALLY
DATE
AUGUST 11, 1999